Exhibit 99.1
FENTURA FINANCIAL, INC.
P.O. BOX 725
FENTON, MI 48430-0725
Contact:	Donald L. Grill The State Bank (810) 714-3985 January 5, 2011
FFI ANNOUNCES MANAGEMENT SUCCESSION PLAN
     The Board of Directors of Fentura Financial, Inc. recently announced the commencement of a management succession process. In connection with the pending sale of West Michigan Community Bank, President and CEO, Ronald L. Justice, will be returning to The State Bank as President and COO of The State Bank. Current President, Donald L. Grill, will remain as CEO of the bank and continue to serve as President and CEO of Fentura Financial, Inc., the parent company of both banks. These changes will be effective following regulatory approval which is expected prior to January 31, 2011.
     Justice began his career with The State Bank in 1985 after obtaining a Bachelor Degree in Business Administration/Accounting from the University of Michigan — Flint. He served the bank in various capacities including Chief Auditor, Chief Financial Officer and Head of Retail Banking. In 2005 he was promoted to the position of President and CEO of Davison State Bank, and in 2008 he was appointed President and CEO of Fentura’s West Michigan subsidiary — West Michigan Community Bank.
     During the early years of his career at The State Bank, Justice was heavily involved in community activities. He served previously as Chairman of the Board of the Fenton Regional Chamber of Commerce, President of South Lakes Community Arts Council, Chairman of the Fenton Cultural Center Steering Committee, Vice Chairman Loose Senior Citizen Center, and Treasurer of the Linden Community Schools Education Foundation. He currently serves as a Board Regent for the Baker College Center for Graduate Studies. Justice lives in the Fenton area with his family.

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